Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 111 to the Registration Statement on Form N-1A of Fidelity Advisor Series I: Fidelity Advisor Stock Selector All Cap Fund of our report dated November 17, 2011 on the financial statements and financial highlights included in the September 30, 2011 Annual Reports to Shareholders of the above referenced fund which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts November 22, 2011